EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Community Bankshares, Inc.


We consent to the incorporation by reference into Registration Statement Nos. 333-29951, 333-78867, 333-63598, 333-118119 and 333-144123 on Form S-8 and
Registration Statement No. 333-18461 on Form S-3 of Community Bankshares, Inc. of our report dated March 24, 2008, relating to the consolidated balance sheets of Community Bankshares, Inc. and subsidiaries as of December 31, 2007 and 2006 and the related statements of income, changes in shareholders' equity, and cash flows for each of the three years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Community Bankshares, Inc.


                                                   s/ J.W. Hunt and Company, LLP



Columbia, SC
March 24, 2008